EXHIBIT 99.02

Southern Company

Financial Highlights

(In Millions of Dollars Except Earnings Per Share)

	3 Months Ended June		Year-to-Date June
	2007	2006	2007	2006
	(Notes)	(Notes)	(Notes)	(Notes)
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$383	$360	$668	$602
Southern Power	40	32	72	52
Total	423	392	740	654
Synthetic Fuels	12	(6)	41	3
Leasing Business	1	6	1	11
Parent Company and Other	(7)	(7)	(14)	(21)
Net Income - As Reported	$429	$385	$768	$647

Basic Earnings Per Share - (See Notes)	$0.57	$0.52	$1.02	$0.87

Operating Revenues	$3,772	$3,592	$7,181	$6,655
Average Shares Outstanding (in millions)	755	743	753	742
End of Period Shares Outstanding (in millions)			757	743

	3 Months Ended June		Year-to-Date June
	2007	2006	2007	2006
Consolidated Earnings–Excluding Synfuels
(See Notes)
Net Income - As Reported	$429	$385	$768	$647
Less: Synthetic Fuels	(12)	6	(41)	(3)
Net Income–Excluding Synthetic Fuels	$417	$391	$727	$644

Basic Earnings Per Share–Excluding Synfuels	$0.55	$0.52	$0.97	$0.87

Notes

- For the second quarter and year-to-date 2007, diluted earnings per share was 1 cent per share.

- Tax credits associated with Southern Company's synthetic fuel investments expire on December 31, 2007 and will not contribute to Southern Company's earnings and earnings per share after 2007.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to audit and adjustments. Certain classifications may be different from final results published in the Form 10-Q.